EXHIBIT 21.1

LIST OF SUBSIDIARIES OF
EXCO RESOURCES, INC.

Name of Subsidiary	State of Incorporation
EXCO Appalachia Midstream, LLC	Delaware
EXCO GP Partners Old, LP	Delaware
EXCO Holding (PA), Inc.	Delaware
EXCO Holding MLP, Inc.	Texas
EXCO Land Company, LLC	Delaware
EXCO Mid-Continent MLP, LLC	Delaware
EXCO Operating Company, LP	Delaware
EXCO Partners GP, LLC	Delaware
EXCO Partners OLP GP, LLC	Delaware
EXCO Production Company (PA), LLC	Delaware
EXCO Production Company (WV), LLC	Delaware
EXCO Resources (PA), LLC	Delaware
EXCO Resources (XA), LLC	Delaware
EXCO Services, Inc.	Delaware
Raider Marketing GP, LLC	Delaware
Raider Marketing, LP	Delaware
EXCO Production Company (PA) II, LLC	Delaware
EXCO Production Company (WV) II, LLC	Delaware